EXHIBIT 11

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

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

                                                     Three Months Ended                    Six Months Ended
                                                        June 30,                                 June 30,
                                            ----------------------------------     ----------------------------------
                                                 1997               1996                1997                 1996
                                            ---------------   ----------------     ---------------     --------------
Primary:
Weighted average shares outstanding              7,943,309          4,464,459           7,891,432             4,454,038
Common Stock Equivalents - based on
   Treasury stock method using average
   market price                                    117,932            243,105                   0               202,653
                                               -----------         ----------          ----------            ----------

Totals                                           8,061,241          4,707,564           7,891,432             4,656,691
                                               ===========         ===========        ===========           ===========
Net income (loss) available to common
   Stockholders                                $   271,876         $1,490,484         $ (539,223)            $1,801,695
                                              ============         ==========         ===========            ==========
Primary per share amounts:
Net income (loss) available to
   Common stockholders                         $      0.03         $     0.32         $    (0.07)            $     0.39
                                              ============         ==========         ===========           ===========
Fully diluted:
Weighted average shares outstanding              7,943,309          4,464,459           7,891,432             4,454,038
Common Stock Equivalents - based on the
   Treasury stock method using the greater
   of the quarter-end market price or the
   average market price                            177,297            285,658                   0               239,008
                                               -----------        -----------         -----------            ----------
Totals                                           8,120,606          4,750,117           7,891,432             4,693,046
                                              ============        ===========         ===========            ==========
Net income (loss) available to
   Common stockholders                       $     271,876         $1,490,484        $  (539,223)            $1,801,695
                                             =============         ==========        ============            ==========
Fully diluted per share amounts:
Net income (loss) available to
   Common stockholders                        $      0.03          $     0.31        $     (0.07)            $    0.38
                                              ============         ==========        ============            =========
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